Exhibit 99.1

Assured Guaranty Corp.

Condensed Consolidated Financial Statements

(Unaudited)

March 31, 2018

Assured Guaranty Corp.

Index to Condensed Consolidated Financial Statements

March 31, 2018

Assured Guaranty Corp.

Condensed Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of March 31, 2018	As of December 31, 2017
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,540 and $2,696)	$2,738	$2,937
Short-term investments, at fair value	50	57
Other invested assets	5	5
Equity method investments in affiliates	227	224
Total investment portfolio	3,020	3,223
Cash	20	46
Premiums receivable, net of commissions payable	168	172
Ceded unearned premium reserve	207	223
Reinsurance recoverable on unpaid losses	203	205
Salvage and subrogation recoverable	189	310
Current income tax receivable	162	168
Financial guaranty variable interest entities’ assets, at fair value	117	122
Other assets	232	238
Total assets	$4,318	$4,707
Liabilities and shareholder’s equity
Unearned premium reserve	$822	$891
Loss and loss adjustment expense reserve	446	473
Note payable to affiliate	300	300
Credit derivative liabilities	188	223
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	125	131
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	2	2
Other liabilities	131	169
Total liabilities	2,014	2,189
Commitments and contingencies (see Note 15)
Preferred stock ($1,000 par value, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock (500,000 shares authorized; $915.05 par value, 16,393 shares issued and outstanding in 2018, and $720 par value, 20,834 shares issued and outstanding in 2017)	15	15
Additional paid-in capital	842	1,042
Retained earnings	1,282	1,253
Accumulated other comprehensive income, net of tax of $31 and $41	165	208
Total shareholder’s equity	2,304	2,518
Total liabilities and shareholder’s equity	$4,318	$4,707

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended March 31,
	2018	2017
Revenues
Net earned premiums	$41	$65
Net investment income	33	48
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1)	0
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0
Net impairment loss	(1)	0
Other net realized investment gains (losses)	0	40
Net realized investment gains (losses)	(1)	40
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	1	1
Net unrealized gains (losses)	28	26
Net change in fair value of credit derivatives	29	27
Fair value gains (losses) on financial guaranty variable interest entities	2	2
Bargain purchase gain and settlement of pre-existing relationships, net	—	58
Other income (loss)	0	8
Total revenues	104	248
Expenses
Loss and loss adjustment expenses	1	78
Amortization of deferred ceding commissions	(1)	(1)
Interest expense	3	3
Other operating expenses	16	25
Total expenses	19	105
Income (loss) before income taxes and equity in net earnings of investee	85	143
Provision (benefit) for income taxes
Current	1	10
Deferred	15	17
Total provision (benefit) for income taxes	16	27
Equity in net earnings of investee	7	8
Net income (loss)	$76	$124

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$76	$124
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(8) and $13	(41)	25
Investments with other-than-temporary impairment, net of tax provision (benefit) of $0 and $18	2	33
Unrealized holding gains (losses) arising during the period, net of tax	(39)	58
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $0 and $23	(1)	43
Change in net unrealized gains (losses) on investments	(38)	15

Net unrealized gains (losses) arising during the period on FG VIE liabilities with recourse attributable to changes in instrument-specific credit risk, net of tax provision (benefit) of $0 (see Note 1)	(1)	—
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $0	(1)	—
Change in net unrealized gains (losses) on FG VIE liabilities with recourse	0	—

Change in cumulative translation adjustment, net of tax provision (benefit) of none and $1	—	2
Other comprehensive income (loss)	(38)	17

Comprehensive income (loss)	$38	$141

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statement of Shareholder’s Equity (unaudited)

For the Three Months Ended March 31, 2018

(in millions, except share data)

	Assured Guaranty Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2017	20,834	$15	$1,042	$1,253	$208	$2,518
Net income	—	—	—	76	—	76
Dividends	—	—	—	(52)	—	(52)
Common stock repurchases (see Note 12)	(4,441)	—	(200)	—	—	(200)
Other comprehensive loss	—	—	—	—	(38)	(38)
Effect of adoption of ASU 2016-01 (see Note 1)	—	—	—	5	(5)	—
Balance at March 31, 2018	16,393	$15	$842	$1,282	$165	$2,304

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Three Months Ended March 31,
	2018	2017
Net cash flows provided by (used in) operating activities	$84	$(13)
Investing activities
Fixed-maturity securities:
Purchases	(129)	(282)
Sales	226	243
Maturities	38	42
Net sales (purchases) of short-term investments	7	(40)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	6	13
Acquisition of MBIA UK, net of cash acquired	—	95
Other	1	1
Net cash flows provided by (used in) investing activities	149	72
Financing activities
Dividends paid	(52)	(28)
Net paydowns of financial guaranty variable interest entities’ liabilities	(7)	(13)
Repurchases of common stock	(200)	—
Net cash flows provided by (used in) financing activities	(259)	(41)
Effect of foreign exchange rate changes	0	2
Increase (decrease) in cash and restricted cash	(26)	20
Cash and restricted cash at beginning of period (see Note 10)	46	70
Cash and restricted cash at end of period (see Note 10)	$20	$90
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(5)	$—
Interest	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Corp.

Notes to the Condensed Consolidated Financial Statements (unaudited)

March 31, 2018

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (AGC and, together with its subsidiaries, the Company), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which terminations have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all material adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of March 31, 2018 and cover the three-month period ended March 31, 2018 (First Quarter 2018) and the three-month period ended March 31, 2017 (First Quarter 2017). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the U.S. Securities and Exchange Commission (the SEC).

As of March 31, 2018, AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. (MAC Holdings), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. (MAC), a New York domiciled insurance company.

Assured Guaranty is actively working to combine the operations of its European subsidiaries, Assured Guaranty (Europe) plc (AGE), Assured Guaranty (UK) plc (AGUK), Assured Guaranty (London) plc (AGLN) and CIFG Europe S.A. (CIFGE), through a multi-step transaction, which ultimately is expected to result in AGUK, AGLN and CIFGE transferring their insurance portfolios to and merging with and into AGE. Any such combination will be subject to regulatory and court approvals. As a result, Assured Guaranty cannot predict when, or if, such combination will be completed, and, if so, what conditions may be attached.

Adopted Accounting Standards

Financial Instruments

In January 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Amendments under this ASU apply to the Company's FG VIE liabilities, which the Company has historically elected to measure through the statement of operations under the fair value option, and to certain equity securities in the Company’s investment portfolio.

For FG VIE liabilities with recourse, the portion of the change in fair value caused by changes in instrument specific credit risk (ISCR) must now be separately presented in other comprehensive income (OCI) as opposed to the statement of operations. See Note 9, Consolidated Variable Interest Entities for additional information.

Amendments under this ASU also apply to equity securities, except those that are accounted for under the equity method of accounting or that resulted in consolidation of the investee by the Company. For equity securities accounted for at fair value, changes in fair value that previously were recorded in OCI, are recorded in other income in the condensed consolidated statements of operations effective January 1, 2018. Equity securities carried at cost as of December 31, 2017, are recorded at cost less impairment plus or minus the change resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. See Note 10, Investments and Cash for additional information.

Effective January 1, 2018, the Company adopted this ASU with a cumulative-effect adjustment to the statement of financial position as of January 1, 2018. This resulted in a reclassification of a net $5 million loss, net of tax, from retained earnings to accumulated OCI (AOCI). See Note 17, Other Comprehensive Income, for additional information.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is to be applied on a modified retrospective basis (i.e. by recording a cumulative effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted). The ASU was adopted on January 1, 2018 with no material effect on the condensed consolidated financial statements.

Future Application of Accounting Standards

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this ASU to have a material effect on its condensed consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company intends to adopt this ASU on January 1, 2019. The Company is evaluating the effect that this ASU will have on its condensed consolidated financial statements. The Company currently accounts for its lease expense on a straight-line basis. See Note 15, Commitments and Contingencies for additional information on the Company's leases.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will be required to use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt instruments such as reinsurance recoverables, loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  The Company is evaluating the effect that this ASU will have on its condensed consolidated financial statements.

2.	Acquisitions

AGC completed its acquisition of MBIA UK Insurance Limited (MBIA UK), the U.K. operating subsidiary of MBIA Insurance Corporation (MBIA) (the MBIA UK Acquisition) on January 10, 2017 (the MBIA UK Acquisition Date). As consideration for the outstanding shares of MBIA UK plus $23 million in cash, AGC exchanged all its holdings of notes issued in the Zohar II 2005-1 transaction (Zohar II Notes), which were insured by MBIA. AGC’s Zohar II Notes had total outstanding principal of approximately $347 million and fair value of $334 million as of the MBIA UK Acquisition Date. The MBIA UK Acquisition added approximately $12 billion of net par insured on January 10, 2017. In connection with the MBIA UK Acquisition in First Quarter 2017, the Company recognized a $56 million bargain purchase gain and a $2 million gain on settlement of pre-existing relationships.

MBIA UK was renamed Assured Guaranty (London) Ltd. and on June 1, 2017, was re-registered as a public limited company (plc). Further, as part of a multi-step transaction, which ultimately is expected to result in AGUK, AGLN and CIFGE transferring their insurance portfolios to and merging with and into AGE, AGLN was sold by AGC to Assured Guaranty Municipal Corp. (AGM) and then contributed by AGM to its subsidiary, AGE, on June 26, 2017. See Note 1, Business and Basis of Presentation for additional information on Assured Guaranty's European subsidiaries combination.

For additional information on the acquisition of MBIA UK, including the purchase price and the allocation of the purchase price to net assets acquired and the resulting bargain purchase gain and the gain on settlement of pre-existing relationships, see Note 2, Acquisitions, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the SEC for additional information on other recent acquisitions.

3.	Ratings

     The financial strength ratings (or similar ratings) for AGC and MAC, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGC periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service, Inc.
AGC	AA(stable) (6/26/17)	AA (stable) (12/1/17)	(1)
MAC	AA(stable) (6/26/17)	AA+(stable) (7/14/17)	—
____________________

(1)	AGC requested that Moody’s Investors Service, Inc. (Moody's) withdraw its financial strength ratings of AGC in January 2017, but Moody's denied that request. Moody’s continues to rate AGC A3 (stable).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC in the future.

For a discussion of the effects of rating actions on the Company, see Note 6, Contracts Accounted for as Insurance, and Note 14, Reinsurance and Other Monoline Exposures.

4.	Outstanding Exposure

The Company writes financial guaranty contracts in insurance form. Until 2009, the Company also wrote some of its financial guaranty contracts in credit derivative form, and has acquired or reinsured portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form. Whether written as an insurance contract or as a credit derivative, the Company considers these financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled exposures, it may underwrite new issuances that it views as below-investment-grade (BIG). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. On the other hand, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss for financial statement measurement purposes.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of March 31, 2018 and December 31, 2017, the Company excluded $712 million and $733 million, respectively, of net par attributable to loss mitigation securities (which are mostly BIG), and other loss mitigation strategies. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
	(in millions)
Public finance	$63,058	$67,530	$31,886	$33,516
Structured finance	6,918	7,446	5,031	5,469
Total financial guaranty	$69,976	$74,976	$36,917	$38,985

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$36	0.2%	$876	26.0%	$658	16.4%	$151	22.4%	$1,721	6.8%
AA	2,624	15.2	1	0.0	1,304	32.8	40	6.0	3,969	15.7
A	8,273	47.9	619	18.4	1,046	26.3	144	21.5	10,082	39.8
BBB	4,400	25.4	1,734	51.5	317	8.0	336	50.1	6,787	26.8
BIG	1,952	11.3	139	4.1	655	16.5	0	0.0	2,746	10.9
Total net par outstanding	$17,285	100.0%	$3,369	100.0%	$3,980	100.0%	$671	100.0%	$25,305	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$38	0.2%	$867	26.1%	$687	15.9%	$180	23.9%	$1,772	6.7%
AA	2,772	15.1	1	0.0	1,362	31.7	48	6.3	4,183	15.6
A	8,872	48.3	599	18.1	1,211	28.1	139	18.4	10,821	40.4
BBB	4,646	25.3	1,714	51.6	306	7.1	388	51.3	7,054	26.4
BIG	2,043	11.1	138	4.2	743	17.2	1	0.1	2,925	10.9
Total net par outstanding	$18,371	100.0%	$3,319	100.0%	$4,309	100.0%	$756	100.0%	$26,755	100.0%

Components of BIG Portfolio

Components of BIG Net Par Outstanding
As of March 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$291	$302	$1,359	$1,952	$17,285
Non-U.S. public finance	82	57	—	139	3,369
Public finance	373	359	1,359	2,091	20,654
Structured finance:
U.S. Residential mortgage-backed securities (RMBS)	115	96	349	560	1,393
Triple-X life insurance transactions	—	—	—	—	330
Trust preferred securities (TruPS)	75	—	—	75	1,035
Other structured finance	9	8	3	20	1,893
Structured finance	199	104	352	655	4,651
Total	$572	$463	$1,711	$2,746	$25,305

Components of BIG Net Par Outstanding
As of December 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
Public finance:
U.S. public finance	$381	$302	$1,360	$2,043	$18,371
Non-U.S. public finance	83	55	—	138	3,319
Public finance	464	357	1,360	2,181	21,690
Structured finance:
U.S. RMBS	143	101	353	597	1,452
Triple-X life insurance transactions	—	—	—	—	330
TruPS	122	—	—	122	1,177
Other structured finance	14	8	3	25	2,106
Structured finance	279	109	356	744	5,065
Total	$743	$466	$1,716	$2,925	$26,755

BIG Net Par Outstanding
and Number of Risks
As of March 31, 2018

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$447	$125	$572	86	5	91
Category 2	449	14	463	35	3	38
Category 3	1,640	71	1,711	116	8	124
Total BIG	$2,536	$210	$2,746	237	16	253

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2017

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$565	$178	$743	96	7	103
Category 2	451	15	466	35	3	38
Category 3	1,637	79	1,716	112	9	121
Total BIG	$2,653	$272	$2,925	243	19	262
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of March 31, 2018, all of which was rated BIG. Puerto Rico experienced significant general fund budget deficits and a challenging economic environment since at least the financial crisis. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA), Municipal Finance Agency (MFA) and University of Puerto Rico (U of PR).

On November 30, 2015 and December 8, 2015, the former governor of Puerto Rico (Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), the Puerto Rico Infrastructure Financing Authority (PRIFA), and the Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding”.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

In May and July 2017 the Oversight Board filed petitions under Title III of PROMESA with the Federal District Court of Puerto Rico for the Commonwealth, the Puerto Rico Sales Tax Financing Corporation (COFINA), PRHTA, and Puerto Rico Electric Power Authority (PREPA). Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).
Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any legal proceedings under PROMESA. Judge Swain has selected a team of five federal judges to act as mediators for certain issues and disputes.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, and rebuilding and economic recovery are expected to take years. While the federal government is expected to provide substantial resources for relief and rebuilding -- which is expected to help economic activity and address the Commonwealth’s infrastructure needs in the intermediate and longer term -- economic activity in general and tourism in particular, as well as tax collections have declined in the aftermath of the storm, and out migration to the mainland also has increased.

In December 2017, legislation known as the 2017 Tax Cuts and Jobs Act (Tax Act) was enacted. Many of the provisions under the Tax Act are geared toward increasing production in the U.S. and discouraging companies from having operations or intangibles off-shore.  Since Puerto Rico is considered a foreign territory under the U.S. tax system, it is possible the Tax Act may have adverse consequences to Puerto Rico’s economy.  However, the Company is unable to predict the full impact of the Tax Act on Puerto Rico.

The Commonwealth released fiscal plans for itself and for a number of its authorities and public corporations, and in response to notices of violation from the Oversight Board and the enactment of a significant federal disaster relief package by the U.S. Congress, Puerto Rico released one or more revised fiscal plans for the Commonwealth and a number of its authorities and public corporations. The most recent fiscal plans submitted by the Commonwealth for the Commonwealth, PRHTA, PREPA and PRASA were released on April 5, 2018. The Commonwealth and the Oversight Board did not agree on final fiscal plans, and on April 18 and April 19, 2018, the Oversight Board released its own versions of fiscal plans for the Commonwealth, PRHTA, PREPA and PRASA, which it certified on April 19 or 20, 2018.

On May 30, 2018, the Oversight Board certified a revised version of the fiscal plan for the Commonwealth as developed by the Oversight Board. The revised certified Commonwealth fiscal plan (which the Company believes covers its general obligations as well as obligations of certain of its other authorities and public corporations) indicates a primary budget surplus of $6.1 billion that would be available for debt service over the six-year forecast period (as compared to contractual debt service of approximately $15.5 billion over the same period). The certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period, as the Commonwealth anticipates continuing to retain approximately three-fourths of PRHTA's total revenues. The certified PREPA fiscal plan indicates that no funds will be available for legacy debt service payments over the six-year forecast period unless rates are adjusted. Additionally, in June 2018 the Commonwealth enacted a law that would enable the partial privatization of PREPA. The certified PRASA fiscal plan projects cash flows available for debt service to equal approximately 56% of aggregate debt service during the six-year projection period, based on projection assumptions (including receipt of certain federal funding). The Company does not believe the certified fiscal plans for the Commonwealth, PRHTA, PREPA or PRASA comply with certain mandatory requirements of PROMESA.

On June 7, 2018, the court-appointed agents for COFINA and the Commonwealth filed with the U.S. District Court for Puerto Rico an agreement in principle to resolve a dispute between the Commonwealth and COFINA regarding ownership of the 5.5% Sales and Use Taxes (SUT). The agreement in principle, which requires, among other things, that future challenges to it be barred by the court or made illegal, provides that, beginning July 1, SUT would be paid first to COFINA until it has received 53.65% of the pledged sales tax base amount (PTSBA) and that the remaining 46.35% of the PTSBA would be paid to the Commonwealth thereafter. The agreement in principle does not address the proportion of the amount to be paid to COFINA that would be paid to the senior versus the junior creditors, nor does it address the restructuring of COFINA. Additionally, it does not address whether the Commonwealth’s portion of the proceeds will be used for debt service payments on the Commonwealth's General Obligation and Puerto Rico Public Buildings Authority bonds.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

Litigation and mediation related to the Commonwealth’s debt have been delayed by Hurricane Maria. The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. Prior to the enactment of PROMESA, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. See "Puerto Rico Recovery Litigation" below.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of March 31, 2018, the Company had $343 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth.

Puerto Rico Public Buildings Authority (PBA). As of March 31, 2018, the Company had $141 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of March 31, 2018, the Company had $511 million insured net par outstanding of PRHTA (transportation revenue) bonds and $93 million insured net par of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to PRHTA.

PRCCDA. As of March 31, 2018, the Company had $152 million insured net par outstanding of PRCCDA bonds, which are secured by certain hotel tax revenues. These revenues are sensitive to the level of economic activity in the area and are potentially subject to clawback. There were sufficient funds in the PRCCDA bond accounts to make only partial payments on the July 1, 2017 PRCCDA bond payments guaranteed by the Company, and the Company has been making claim payments on these bonds since that date.

PRIFA. As of March 31, 2018, the Company had $17 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

PREPA. As of March 31, 2018, the Company had $73 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that subject to certain conditions, would have resulted in, among other things, modernization of the utility and a restructuring of current debt.

The Oversight Board did not certify the RSA under Title VI of PROMESA as the Company believes was required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA. The Company has been making claim payments on these bonds since July 1, 2017.

PRASA. As of March 31, 2018, the Company had $284 million of insured net par outstanding to PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

MFA. As of March 31, 2018, the Company had $54 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

U of PR. As of March 31, 2018, the Company had $1 million insured net par outstanding of U of PR bonds, which are general obligations of the university and are secured by a subordinate lien on the proceeds, profits and other income of the University, subject to a senior pledge and lien for the benefit of outstanding university system revenue bonds. As of the date of this filing, all debt service payments on U of PR bonds insured by the Company have been made.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico (Federal District Court in Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under Title III of PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the district court rendered an opinion dismissing the complaint and holding, among other things, that (i) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (ii) actions to enforce liens on pledged special revenues remain stayed. AGC and AGM are appealing the district court’s decision to the United States Court of Appeals for the First Circuit.

On June 26, 2017, AGM and AGC filed a complaint in Federal District Court in Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. That motion was denied on September 14, 2017. AGM and AGC are appealing the trial court's decision with the United States Court of Appeals for the First Circuit.

On May 23, 2018, AGM and AGC filed an adversary complaint in Federal District Court in Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth fiscal plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
	(in millions)
Exposure to Puerto Rico	$2,041	$2,041	$3,449	$3,501

Puerto Rico
Net Par Outstanding

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$343	$343
PBA	141	141
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	511	511
PRHTA (Highways revenue) (1)	93	93
PRCCDA	152	152
PRIFA	17	17
Other Public Corporations
PREPA (1)	73	73
PRASA	284	284
MFA	54	54
U of PR	1	1
Total net exposure to Puerto Rico	$1,669	$1,669
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of March 31, 2018

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2018 (April 1 - June 30)	$0	$0
2018 (July 1 - September 30)	84	124
2018 (October 1 - December 31)	0	0
Subtotal 2018	84	124
2019	67	149
2020	118	195
2021	53	127
2022	36	104
2023-2027	326	641
2028-2032	248	470
2033-2037	431	570
2038-2042	107	175
2043-2047	199	239
Total	$1,669	$2,794

Exposure to the U.S. Virgin Islands

As of March 31, 2018, the Company had $11 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $9 million BIG. The $2 million USVI net par the Company rated investment grade was comprised primarily of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $9 million BIG USVI net par comprised bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

5.	Expected Loss to be Paid

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, see Note 5, Expected Loss to be Paid, of the annual consolidated financial statements of AGC for the year ended December 31, 2017 included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the SEC.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.11% with a weighted average of 2.81% as of March 31, 2018 and 0.0% to 2.78% with a weighted average of 2.35% as of December 31, 2017. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.8% and 2.4% of the total as of March 31, 2018 and December 31, 2017, respectively.

Net Expected Loss to be Paid
Roll Forward

	First Quarter
	2018	2017
	(in millions)
Net expected loss to be paid, beginning of period	$224	$337
Net expected loss to be paid on the MBIA UK portfolio as of January 10, 2017	—	21
Economic loss development (benefit) due to:
Accretion of discount	1	2
Changes in discount rates	7	3
Changes in timing and assumptions	(13)	85
Total economic loss development (benefit)	(5)	90
Net (paid) recovered losses	84	(20)
Net expected loss to be paid, end of period	$303	$428

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2018 (2)
	(in millions)
Public finance:
U.S. public finance	$444	$(1)	$(35)	408
Non-U.S. public finance	5	0	0	5
Public finance	449	(1)	(35)	413
Structured finance:
U.S. RMBS	(111)	1	116	6
Other structured finance	(114)	(5)	3	(116)
Structured finance	(225)	(4)	119	(110)
Total	$224	$(5)	$84	$303

Net Expected Loss to be Paid
Roll Forward by Sector
First Quarter 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016	Net Expected Loss to be Paid on MBIA UK as of January 10, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of March 31, 2017
	(in millions)
Public finance:
U.S. public finance	$374	$—	$86	$(13)	$447
Non-U.S. public finance	6	13	(1)	—	18
Public finance	380	13	85	(13)	465
Structured finance:
U.S. RMBS	29	—	(7)	1	23
Other structured finance	(72)	8	12	(8)	(60)
Structured finance	(43)	8	5	(7)	(37)
Total	$337	$21	$90	$(20)	$428
________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $2 million and $1 million in loss adjustment expenses (LAE) for First Quarter 2018 and 2017, respectively.

(2)	Includes expected LAE to be paid of $7 million as of March 31, 2018 and $7 million as of December 31, 2017.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of March 31, 2018	As of December 31, 2017	First Quarter 2018	First Quarter 2017
	(in millions)
Financial guaranty insurance	$296	$222	$(11)	$95
FG VIEs (1) and other	12	13	(1)	0
Credit derivatives (2)	(5)	(11)	7	(5)
Total	$303	$224	$(5)	$90
___________________
(1)    See Note 9, Consolidated Variable Interest Entities.

(2)    See Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of March 31, 2018, all of which was BIG. For additional information regarding the Company's exposure to general obligations of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, see "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

The Company had approximately $19 million of net par exposure as of March 31, 2018 to bonds issued by Parkway East Public Improvement District (District), which is located in Madison County, Mississippi (the County). The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but subsequently claimed the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed. In March 2018, the County, the District, and AGC executed a settlement agreement which formalizes the procedures related to the disposition of assessments and of the properties that have defaulted. The agreement also provides for the County-owned property to be conveyed to the District, which, to the extent practicable, is obligated to lease, sell or otherwise dispose of the property to maximize pledged revenues. Any such actions will require AGC’s consent. See “Recovery Litigation” at the end of this note.

The Company projected that its total net expected loss across its troubled U.S. public finance exposures as of March 31, 2018 including those mentioned above, would be $408 million, compared with a net expected loss of $444 million as of December 31, 2017. The economic benefit in First Quarter 2018 was $1 million.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including delinquencies, liquidation rates and loss severities) as well as the residential property market and economy in general, the Company chose to make the changes to the assumptions it uses to project RMBS losses shown in the tables of assumptions in the sections below. In First Quarter 2018 the economic loss development was $2 million for first lien U.S. RMBS and the economic benefit was $1 million for second lien U.S. RMBS. In First Quarter 2017, the economic benefit was $5 million for first lien U.S. RMBS and $2 million for second lien U.S. RMBS.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2018	December 31, 2017
Delinquent/Modified in the Previous 12 Months
Alt A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt A and Prime	30	30
Option ARM	35	35
Subprime	45	40
60 – 89 Days Delinquent
Alt A and Prime	40	40
Option ARM	45	50
Subprime	50	50
90+ Days Delinquent
Alt A and Prime	45	55
Option ARM	55	60
Subprime	55	55
Bankruptcy
Alt A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt A and Prime	55	65
Option ARM	65	70
Subprime	65	65
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 5.25 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of March 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	1.4% - 9.2%	4.4%	1.3% - 9.7%	4.9%
Final CDR	0.1% - 0.5%	0.2%	0.1% - 0.5%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	80%		80%
2007+	70%		70%
Option ARM
Plateau CDR	1.4% - 6.1%	5.4%	2.5% - 6.9%	5.8%
Final CDR	0.1% - 0.3%	0.3%	0.1% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	75%		75%
Subprime
Plateau CDR	4.2% - 11.8%	7.7%	3.5% - 13.1%	7.9%
Final CDR	0.2% - 0.6%	0.4%	0.2% - 0.7%	0.4%
Initial loss severity:
2005 and prior	80%		80%
2006	85%		90%
2007+	95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2017.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed

CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of March 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $7 million and $2 million as of March 31, 2018 and December 31, 2017, respectively. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2018 as it used as of December 31, 2017, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $10 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $4 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2017.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

Most of the HELOC loans underlying the Company's insured HELOC transactions are now past their interest-only reset date, although a significant number of HELOC loans were modified to extend the interest-only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in third quarter 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of March 31, 2018 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2017.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2017. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at March 31, 2018 and December 31, 2017. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $1 million and $113 million as of March 31, 2018 and December 31, 2017, respectively. This change was due primarily to cash received in 2018 from a favorable settlement of R&W litigation reached in late December 2017.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of March 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	7.8% - 13.0%	10.5%	8.5% - 13.3%	11.4%
Final CDR trended down to	2.5% - 2.5%	2.5%	2.5% - 2.5%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	40		45
60 – 89 Days Delinquent	60		60
90+ Days Delinquent	75		75
Bankruptcy	55		55
Foreclosure	65		70
Real Estate Owned	100		100
Loss severity	98%		98%

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $2 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $2 million for HELOC transactions.

Breaches of Representations and Warranties

As of March 31, 2018, the Company had a net R&W receivable of $30 million from R&W counterparties, compared to a net R&W receivable of $140 million as of December 31, 2017. The decrease was due primarily to cash received in 2018 from a favorable settlement of R&W litigation reached in late December 2017.

Other Structured Finance

Other structured finance has an expected recovery of $116 million, which is primarily attributable to insured financial guaranty triple-X life insurance transactions for which the Company has mitigated its exposure with the purchase of loss mitigation bonds. The remaining BIG net par in this sector was $95 million, comprising primarily transactions backed by TruPS, and commercial receivables. The economic benefit in First Quarter 2018 was $5 million, which is primarily attributable to a higher reinsurance recoverable related to certain triple-X life insurance transactions.

Recovery Litigation

In the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

On November 1, 2013, Radian Asset Assurance Inc. (Radian Asset) commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of March 31, 2018, $19 million of such bonds were outstanding. The County maintained that its payment obligation is limited to two years of annual debt service, while AGC contended the County’s obligations under the contribution agreement continue so long as the bonds remain outstanding. On April 27, 2016, the Court granted AGC's motion for summary judgment, agreeing with AGC's interpretation of the County's obligations. The County appealed the District Court’s summary judgment ruling to the United States Court of Appeals for the Fifth Circuit, and on May 31, 2017, the appellate court reversed the District Court’s ruling and remanded the matter to the District Court. In March 2018, the County, the District, and AGC executed a settlement agreement which formalizes the procedures related to the disposition of assessments and of the properties that have defaulted, and on May 11, 2018 the District Court dismissed the case. The agreement also provides for the County-owned property to be conveyed to the District, which, to the extent practicable, is obligated to lease, sell or otherwise dispose of the property to maximize pledged revenues. Any such actions will require AGC’s consent.

RMBS Transactions

On November 26, 2012, CIFG Assurance North America Inc. (CIFGNA) filed a complaint in the Supreme Court of the State of New York against JP Morgan Securities LLC (JP Morgan) for material misrepresentation in the inducement of insurance and common law fraud, alleging that JP Morgan fraudulently induced CIFGNA to insure $400 million of securities issued by ACA ABS CDO 2006-2 Ltd. and $325 million of securities issued by Libertas Preferred Funding II, Ltd. On June 26, 2015, the Court dismissed with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim and dismissed without prejudice CIFGNA’s common law fraud claim. On September 24, 2015, the Court denied CIFGNA’s motion to amend but allowed CIFGNA to re-plead a cause of action for common law fraud. On November 20, 2015, CIFGNA filed a motion for leave to amend its complaint to re-plead common law fraud. On April 29, 2016, CIFGNA filed an appeal to reverse the Court’s decision dismissing CIFGNA’s material misrepresentation in the inducement of insurance claim. On November 29, 2016, the Appellate Division of the Supreme Court of the State of New York ruled that the Court’s decision dismissing with prejudice CIFGNA’s material misrepresentation in the inducement of insurance claim should be modified to grant CIFGNA leave to re-plead such claim. On February 27, 2017, AGC (as successor to CIFGNA) filed an amended complaint which includes a claim for material misrepresentation in the inducement of insurance.

6.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to insurance contracts. See Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	First Quarter
	2018	2017
	(in millions)
Scheduled net earned premiums	$19	$39
Accelerations:
Refundings	21	25
Terminations	—	0
Total Accelerations	21	25
Accretion of discount on net premiums receivable	1	1
Net earned premiums(1)	$41	$65
___________________

(1)	Excluded $0.3 million and $0.4 million for First Quarter 2018 and 2017, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2018	2017
	(in millions)
December 31,	$172	$213
Premiums receivable from acquisitions (see Note 2)	—	271
Gross written premiums on new business, net of commissions on assumed business	2	0
Gross premiums received, net of commissions on assumed business	(6)	(19)
Adjustments:
Changes in the expected term	(2)	(1)
Accretion of discount, net of commissions on assumed business	1	2
Foreign exchange translation	1	4
March 31, (1)	$168	$470
___________________

(1)	Excluded $6 million and $6 million as of March 31, 2018 and March 31, 2017, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 10%, 9% and 60% of installment premiums at March 31, 2018, December 31, 2017 and March 31, 2017, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2018
(in millions)
2018 (April 1 - June 30)	$14
2018 (July 1 - September 30)	5
2018 (October 1 - December 31)	5
2019	19
2020	18
2021	17
2022	15
2023-2027	52
2028-2032	28
2033-2037	17
After 2037	9
Total(1)	$199
___________________

(1)	Excluded expected cash collections on consolidated FG VIEs of $7 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of March 31, 2018
(in millions)
2018 (April 1 - June 30)	$20
2018 (July 1 - September 30)	19
2018 (October 1 - December 31)	18
Subtotal 2018	57
2019	67
2020	60
2021	54
2022	48
2023-2027	180
2028-2032	105
2033-2037	50
After 2037	29
Net deferred premium revenue(1)	650
Future accretion	22
Total future net earned premiums	$672
____________________

(1)	Excluded scheduled net earned premiums on consolidated FG VIEs of $7 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of March 31, 2018	As of December 31, 2017
	(dollars in millions)
Premiums receivable, net of commission payable	$168	$172
Gross deferred premium revenue	207	214
Weighted-average risk-free rate used to discount premiums	2.7%	2.7%
Weighted-average period of premiums receivable (in years)	7.5	7.5

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), comprised of loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.11% with a weighted average of 2.82% as of March 31, 2018 and 0.0% to 2.78% with a weighted average of 2.35% as of December 31, 2017.

Net Reserve (Salvage)

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Public finance:
U.S. public finance	$191	$204
Non-U.S. public finance	1	1
Public finance	192	205
Structured finance:
U.S. RMBS	(13)	(127)
Other structured finance	(98)	(91)
Structured finance	(111)	(218)
Subtotal	81	(13)
Other payable (recoverable)	(3)	(4)
Subtotal	78	(17)
Elimination of losses attributable to FG VIEs	(7)	(8)
Total	$71	$(25)

Components of Net Reserves (Salvage)

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Loss and LAE reserve	$446	$473
Reinsurance recoverable on unpaid losses	(203)	(205)
Loss and LAE reserve, net	243	268
Salvage and subrogation recoverable	(189)	(310)
Salvage and subrogation payable (1)	20	21
Other payable (recoverable) (2)	(3)	(4)
Salvage and subrogation recoverable, net and other recoverable	(172)	(293)
Net reserves (salvage)	$71	$(25)
___________________

(1)	Recorded as a component of other liabilities in condensed consolidated balance sheets.

(2)	Recorded as a component of other assets in condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2018
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$296
Contra-paid, net	34
Salvage and subrogation recoverable, net of reinsurance	169
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(242)
Other recoverable (payable)	3
Net expected loss to be expensed (present value) (2)	$260
___________________

(1)	See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)	Excluded $4 million as of March 31, 2018, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2018
(in millions)
2018 (April 1 – June 30)	$7
2018 (July 1 – September 30)	6
2018 (October 1 – December 31)	6
Subtotal 2018	19
2019	21
2020	22
2021	19
2022	18
2023-2027	83
2028-2032	52
2033-2037	19
After 2037	7
Net expected loss to be expensed	260
Future accretion	(54)
Total expected future loss and LAE	$206

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	First Quarter
	2018	2017
	(in millions)
Public finance:
U.S. public finance	$10	$59
Non-U.S. public finance	0	0
Public finance	10	59
Structured finance:
U.S. RMBS	0	(1)
Other structured finance	(10)	20
Structured finance	(10)	19
Loss and LAE on insurance contracts before FG VIE consolidation	0	78
Gain (loss) related to FG VIE consolidation	1	0
Loss and LAE	$1	$78

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of March 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	86	(22)	35	(8)	116	(32)	237	—	237
Remaining weighted-average contract period (in years)	6.2	5.2	16.8	20.1	10.3	11.2	10.5	—	10.5
Outstanding exposure:
Principal	$559	$(112)	$550	$(101)	$2,019	$(379)	$2,536	—	$2,536
Interest	171	(28)	468	(103)	1,032	(197)	1,343	—	1,343
Total(2)	$730	$(140)	$1,018	$(204)	$3,051	$(576)	$3,879	$—	$3,879
Expected cash outflows (inflows)	$19	$(3)	$139	$(23)	$1,374	$(405)	$1,101	$(47)	$1,054
Potential recoveries(3)	(201)	25	(69)	10	(706)	98	(843)	31	(812)
Subtotal	(182)	22	70	(13)	668	(307)	258	(16)	242
Discount	45	(6)	(17)	3	(77)	101	49	5	54
Present value of expected cash flows	$(137)	$16	$53	$(10)	$591	$(206)	$307	$(11)	$296
Deferred premium revenue	$32	$(1)	$43	$(5)	$323	$(13)	$379	$(4)	$375
Reserves (salvage)	$(148)	$17	$30	$(6)	$378	$(194)	$77	$(7)	$70

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	96	(25)	35	(8)	112	(30)	243	—	243
Remaining weighted-average contract period (in years)	6.7	5.1	17.0	20.2	10.5	11.4	10.6	—	10.6
Outstanding exposure:
Principal	$709	$(144)	$553	$(102)	$2,016	$(379)	$2,653	$—	$2,653
Interest	232	(36)	475	(104)	1,053	(200)	1,420	—	1,420
Total(2)	$941	$(180)	$1,028	$(206)	$3,069	$(579)	$4,073	$—	$4,073
Expected cash outflows (inflows)	$52	$(8)	$150	$(26)	$1,390	$(390)	$1,168	$(49)	$1,119
Potential recoveries(3)	(352)	29	(80)	12	(678)	95	(974)	33	(941)
Subtotal	(300)	21	70	(14)	712	(295)	194	(16)	178
Discount	38	(5)	(13)	3	(71)	88	40	4	44
Present value of expected cash flows	$(262)	$16	$57	$(11)	$641	$(207)	$234	$(12)	$222
Deferred premium revenue	$49	$(1)	$44	$(6)	$333	$(13)	$406	$(4)	$402
Reserves (salvage)	$(276)	$17	$33	$(7)	$409	$(194)	$(18)	$(8)	$(26)
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and R&W receivables and payables.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC may result in increased claims under financial guaranties issued by AGC if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

Since the filing with the SEC of the annual consolidated financial statements of AGC for the year ended December 31, 2017, there have been no material changes to the variable rate demand obligations exposure. See Note 6, Contracts Accounted for as Insurance, in the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated March 12, 2018, filed with the SEC for additional information.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2018, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, Level 2 and Level 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments, that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

The Company, on a quarterly basis:

•
reviews methodologies for Level 3 securities, any model updates and inputs for Level 3 securities, and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages for all securities that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources for Level 3, and evaluates, documents the rationale for, and resolves any significant pricing differences for Level 3.

As of March 31, 2018, the Company used models to price 39 securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 25% or $706 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include equity securities that were carried at their readily determinable fair value of
$2 million as of March 31, 2018 and December 31, 2017. These equity investments were classified as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities (CCS), which is recorded in other assets on the condensed consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under the AGC CCS agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in other income in the condensed consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including AGC CDS spreads, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the condensed consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2018 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of March 31, 2018	As of December 31, 2017
Based on actual collateral specific spreads	19%	20%
Based on market indices	51%	52%
Provided by the CDS counterparty	30%	28%
Total	100%	100%
 ____________________
(1)    Based on par.

The rates used to discount future expected premium cash flows ranged from 2.34% to 2.86% at March 31, 2018 and 1.72% to 2.55% at December 31, 2017.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value.

As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a transaction generally decreases.

In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 14%, and 12%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of March 31, 2018 and December 31, 2017, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or any actual exit transactions, therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy as the lowest level input that is significant to their fair value is unobservable. The prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIE assets and, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company's own credit risk.

Significant changes to any of the inputs described above could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

The following financial instruments are not carried at fair value:

•	As of March 31, 2018, other invested assets and equity method investments in affiliates included equity securities of $230 million that were accounted for under the equity method.

•
Other assets and other liabilities, which consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

•	Financial guaranty insurance contracts (classified as Level 3 for fair value disclosure).

•	Note payable to affiliate (classified as Level 3 for fair value disclosure).

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities
Obligations of state and political subdivisions	$1,703	$—	$1,644	$59
U.S. government and agencies	54	—	54	—
Corporate securities	186	—	186	—
Mortgage-backed securities:
RMBS	76	—	55	21
Commercial mortgage-backed securities (CMBS)	48	—	48	—
Asset-backed securities	671	—	45	626
Total fixed-maturity securities	2,738	—	2,032	706
Short-term investments	50	42	8	—
Other invested assets	2	—	0	2
FG VIEs’ assets, at fair value (2)	117	—	—	117
Other assets (2)	60	—	—	60
Total assets carried at fair value	$2,967	$42	$2,040	$885
Liabilities:
Credit derivative liabilities (2)	$188	$—	$—	$188
FG VIEs’ liabilities with recourse, at fair value (3)	125	—	—	125
FG VIEs’ liabilities without recourse, at fair value (2)	2	—	—	2
Total liabilities carried at fair value	$315	$—	$—	$315

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities
Obligations of state and political subdivisions	$1,826	$—	$1,771	$55
U.S. government and agencies	58	—	58	—
Corporate securities	227	—	227	—
Mortgage-backed securities:
RMBS	72	—	44	28
CMBS	63	—	63	—
Asset-backed securities	691	—	77	614
Total fixed-maturity securities	2,937	—	2,240	697
Short-term investments	57	56	0	1
Other invested assets	2	—	0	2
FG VIEs’ assets, at fair value (2)	122	—	—	122
Other assets (2)	68	—	—	68
Total assets carried at fair value	$3,186	$56	$2,240	$890
Liabilities:
Credit derivative liabilities (2)	$223	$—	$—	$223
FG VIEs’ liabilities with recourse, at fair value (3)	131	—	—	131
FG VIEs’ liabilities without recourse, at fair value (2)	2	—	—	2
Total liabilities carried at fair value	$356	$—	$—	$356
____________________
(1)    Change in fair value is included in OCI.

(2)    Change in fair value is included in net income.

(3)	Change in fair value attributable to ISCR is recorded in OCI with remainder of fair value recorded in net income.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2018 and 2017.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2018

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2017	$55		$28		$614		$122		$34		$(186)		$(131)		$(2)
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	1	(2)	13	(2)	1	(3)	(1)	(4)	29	(6)	(1)	(3)	0	(3)
Other comprehensive income (loss)	0		(1)		3		—		0		—		0		—
Purchases	4		—		—		—		—		—		—		—
Settlements	—		(7)		(4)		(6)		(1)		(1)		7		—
Fair value as of March 31, 2018	$59		$21		$626		$117		$32		$(158)		$(125)		$(2)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2018	$0		$0		$3		$2	(3)	$(1)	(4)	$24	(6)	$(1)	(3)	$0	(3)

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$2		$33		$563		$232		$34		$(248)		$(205)		$(41)
MBIA UK Acquisition	—		—		7		—		—		—		—		—
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	0	(2)	1	(2)	70	(2)	4	(3)	(1)	(4)	27	(6)	(3)	(3)	—	(3)
Other comprehensive income(loss)	1		0		(1)		—		0		—		—		—
Purchases	—		—		38		—		—		—		—		—
Settlements	0		(2)		(343)		(13)		—		(4)		11		2
FG VIE deconsolidations	—		—		—		(87)		—		—		51		36
Fair value as of March 31, 2017	$3		$32		$334		$136		$33		$(225)		$(146)		$(3)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2017	$1		$0		$65		$4	(3)	$(1)	(4)	$18	(6)	$(2)	(3)	$0	(3)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in net investment income and other income.

(5)	Represents net position of credit derivatives. The condensed consolidated balance sheet presents gross assets, included in other assets, and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Included short-term investments, CCS and other invested assets.

(8)	Included CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At March 31, 2018

Financial Instrument Description (1)	Fair Value at March 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$59	Yield	6.6%	-	39.0%	9.1%

RMBS	21	CPR	2.4%	-	15.0%	10.3%
		CDR	1.5%	-	7.1%	5.0%
		Loss severity	40.0%	-	125.0%	82.9%
		Yield	5.4%	-	7.6%	6.9%
Asset-backed securities:
Triple-X life insurance transactions	568	Yield	6.3%	-	6.9%	6.6%

Collateralized loan obligations (CLO)/TruPS	1	Yield	4.7%	-	4.8%	4.7%

Others	57	Yield	11.3%

FG VIEs’ assets, at fair value	117	CPR	4.2%	-	11.9%	10.4%
		CDR	2.0%	-	7.8%	4.7%
		Loss severity	75.0%	-	100.0%	92.2%
		Yield	5.3%	-	7.6%	6.5%

Other assets	30	Implied Yield	6.1%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(158)	Year 1 loss estimates	0.0%	-	43.0%	4.5%
		Hedge cost (in bps)	6.3	-	90.8	36.9
		Bank profit (in bps)	8.3	-	515.9	130.0
		Internal floor (in bps)	8.8	-	30.0	25.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(127)	CPR	4.2%	-	11.9%	10.4%
		CDR	2.0%	-	7.8%	4.7%
		Loss severity	75.0%	-	100.0%	92.2%
		Yield	4.5%	-	7.2%	5.1%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excluded an investment recorded in other invested assets with fair value of $2 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description (1)	Fair Value at December 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$55	Yield	6.6%	-	40.8%	8.9%

RMBS	28	CPR	3.0%	-	17.4%	10.0%
		CDR	1.5%	-	7.0%	5.3%
		Loss severity	40.0%	-	125.0%	79.7%
		Yield	4.0%	-	7.4%	6.5%
Asset-backed securities:
Triple-X life insurance transactions	555	Yield	6.2%	-	6.4%	6.3%

CLO/TruPS	1	Yield	4.5%	-	4.6%	4.5%

Others	58	Yield	10.7%

FG VIEs’ assets, at fair value	122	CPR	4.7%	-	11.4%	10.0%
		CDR	2.0%	-	8.1%	4.8%
		Loss severity	75.0%	-	100.0%	92.3%
		Yield	4.9%	-	7.3%	6.1%

Other assets	31	Implied Yield	5.8%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(186)	Year 1 loss estimates	0.0%	-	42.0%	4.4%
		Hedge cost (in bps)	17.6	-	122.6	52.4
		Bank profit (in bps)	6.0	-	852.5	120.6
		Internal floor (in bps)	8.0	-	30.0	23.0
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(133)	CPR	4.7%	-	11.4%	10.0%
		CDR	2.0%	-	8.1%	4.8%
		Loss severity	75.0%	-	100.0%	92.3%
		Yield	4.2%	-	6.9%	4.9%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excluded short-term investments with fair value of $1 million and an investment recorded in other invested assets with fair value of $2 million.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of March 31, 2018		As of December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,738	$2,738	$2,937	$2,937
Short-term investments	50	50	57	57
Other invested assets	2	2	3	3
FG VIEs’ assets, at fair value	117	117	122	122
Other assets	87	87	91	91
Liabilities:
Financial guaranty insurance contracts (1)	570	1,422	842	1,576
Note payable to affiliate	300	291	300	304
Credit derivative liabilities	188	188	223	223
FG VIEs’ liabilities with recourse, at fair value	125	125	131	131
FG VIEs’ liabilities without recourse, at fair value	2	2	2	2
Other liabilities	3	3	30	30
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

8.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 12.0 years at March 31, 2018 and 11.8 years at December 31, 2017. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives (1)

	As of March 31, 2018		As of December 31, 2017
Asset Type	Net Par Outstanding	Net Fair Value	Net Par Outstanding	Net Fair Value
	(dollars in millions)
Pooled infrastructure	$788	$(20)	$780	$(21)
U.S. RMBS	717	(23)	742	(45)
Pooled corporate obligations (TruPS CDOs)	709	(73)	803	(69)
Infrastructure finance	526	(26)	529	(36)
Other (2)	644	(16)	802	(15)
Total	$3,384	$(158)	$3,656	$(186)
____________________
(1)    Expected loss to be recovered were $5 million as of March 31, 2018 and $11 million as of December 31, 2017.

(2)	This comprises numerous transactions across various asset classes, such as healthcare, international RMBS, regulated utilities and consumer receivables.

The underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers. Due to the fact that the debt is subordinated, TruPS CDOs were typically structured with higher levels of embedded credit enhancement, which allowed the Company to mitigate the risks associated with TruPS CDOs.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2018		As of December 31, 2017
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,229	36.3%	$1,240	33.9%
AA	828	24.5	891	24.4
A	628	18.5	768	21.0
BBB	489	14.5	485	13.3
BIG	210	6.2	272	7.4
Credit derivative net par outstanding	$3,384	100.0%	$3,656	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	First Quarter
	2018	2017
	(in millions)
Realized gains on credit derivatives	$1	$2
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	0	(1)
Realized gains (losses) and other settlements	1	1
Net unrealized gains (losses):
Pooled infrastructure	1	3
U.S. RMBS	22	3
Pooled corporate obligations	(4)	18
Infrastructure finance	10	1
Other	(1)	1
Net unrealized gains (losses)	28	26
Net change in fair value of credit derivatives	$29	$27

During First Quarter 2018, unrealized fair value gains were generated primarily as a result of the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies, the paydown of CDS par, CDS terminations, and price improvements on the underlying collateral of the Company’s CDS. The increase in the credit given to the primary insurer on one of the Company’s second-to-pay CDS policies was the primary driver of the unrealized fair value gain in the U.S. RMBS sector. The unrealized fair value gains were partially offset by unrealized fair value losses related to the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During First Quarter 2017, unrealized fair value gains were generated primarily as a result of CDS terminations and tighter implied spreads. During the quarter the Company agreed to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the pooled corporate obligations sector. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection increased during the period. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2018	As of December 31, 2017	As of March 31, 2017	As of December 31, 2016
Five-year CDS spread	121	163	173	158
One-year CDS spread	25	70	31	35

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(373)	$(415)
Plus: Effect of AGC credit spread	215	229
Net fair value of credit derivatives	$(158)	$(186)

The fair value of CDS contracts at March 31, 2018, before considering the implications of AGC’s credit spread, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS, pooled infrastructure and infrastructure finance securities, as well as 2005-2007 vintages of Alt-A, option adjustable-rate mortgages (Option ARM) and subprime RMBS transactions. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the TruPS CDO, and pooled infrastructure markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

Collateral Posting for Certain Credit Derivative Contracts

The transaction documentation for $333 million of the CDS insured by AGC requires AGC to post collateral, subject to a cap, to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. The table below summarizes AGC’s CDS collateral posting requirements as of March 31, 2018 and December 31, 2017.

AGC Insured CDS Collateral Posting Requirements

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Gross par of CDS with collateral posting requirement	$333	$497
Maximum posting requirement	300	464
Collateral posted	1	18

In First Quarter 2018, the Company terminated all of the CDS contracts with a counterparty as to which it had collateral posting obligations, and the collateral that the Company had been posting to that counterparty was all returned to the Company.

9.	Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company, under its insurance contract, obtains certain protective rights with respect to the VIE that give the Company additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the VIE is deconsolidated.

Adoption of 2016-01

Amendments under this ASU apply to the Company's FG VIE liabilities which the Company has historically elected to measure through the consolidated statements of operations in "fair value gains (losses) on FG VIE" under the fair value option. For FG VIE liabilities with recourse, the portion of the change in fair value caused by changes in ISCR must now be separately presented in OCI as opposed to the consolidated statements of operations. Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs”.

The inception to date change in fair value of the FG VIE liabilities with recourse attributable to the ISCR (i.e., the Company's own credit risk) is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

On adoption of ASU 2016-01, the Company reclassified approximately $5 million of loss, net of tax, from retained earnings to AOCI. This amount represents the portion of the fair value of the FG VIE liabilities with recourse that related to the change in the Company's own credit risk from the date of consolidation through January 1, 2018. The accounting and disclosure of the FG VIE liabilities without recourse are unchanged.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	First Quarter
	2018	2017

Beginning of the period, December 31	8	9
Deconsolidated	—	(1)
End of the period, March 31	8	8

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $15 million at March 31, 2018 and December 31, 2017. The aggregate unpaid principal of the FG VIEs’ assets was approximately $46 million greater than the aggregate fair value at March 31, 2018. The aggregate unpaid principal of the FG VIEs’ assets was approximately $48 million greater than the aggregate fair value at December 31, 2017.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of March 31, 2018 that was recorded in the condensed consolidated statements of operations for First Quarter 2018 were gains of $1 million. The change in the ISCR of the FG VIEs’ assets held as of March 31, 2017 that was recorded in the condensed consolidated statements of operations for First Quarter 2017 were gains of $4 million. To calculate the ISCR, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the date of consolidation versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGC, was $133 million and $139 million as of March 31, 2018 and December 31, 2017, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2031 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $8 million greater than the aggregate fair value of the FG VIEs’ liabilities as of March 31, 2018. The aggregate unpaid principal balance was approximately $9 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2017. For First Quarter 2018, the change in fair value of the FG VIE liabilities with recourse that is attributable to changes in the Company's own credit risk was a $1 million loss pre-tax. See Note 17, Other Comprehensive Income, for additional information.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2018		As of December 31, 2017
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$23	$21	$24	$22
U.S. RMBS second lien	31	42	32	44
Manufactured housing	61	62	64	65
Total with recourse	115	125	120	131
Without recourse	2	2	2	2
Total	$117	$127	$122	$133

The consolidation of FG VIEs affects net income and shareholder's equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities (effective January 1, 2018 the change in fair value of FG VIE liabilities with recourse attributable to ISCR is recorded in OCI, instead of net income), (ii) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs

	First Quarter
	2018	2017
	(in millions)
Net earned premiums	$0	$(1)
Fair value gains (losses) on FG VIEs	2	2
Loss and LAE	(1)	0
Effect on income before tax	1	1
Less: tax provision (benefit)	0	0
Effect on net income (loss)	$1	$1

Effect on OCI	$0	$0

Effect on cash flows from operating activities	$1	$0

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(7)	$(7)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities (effective January 1, 2018 the change in fair value of FG VIE liabilities with recourse attributable to ISCR is recorded in OCI, instead of the condensed consolidated statements of operations). During First Quarter 2018, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $2 million.

During First Quarter 2017, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $2 million, which was driven by price appreciation on the FG VIE assets during the quarter resulting from improvements in the underlying collateral.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiated settlement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of March 31, 2018 and December 31, 2017, the Company had financial guaranty contracts outstanding for 218 and 230 VIEs, respectively, that it monitored and did not consolidate based on the Company’s analyses which indicate that it is not the primary beneficiary of any other VIEs. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.	Investments and Cash

Adoption of ASU 2016-01

Up until December 31, 2017, the change in fair value of certain equity investments was recorded in OCI. Effective January 1, 2018, in accordance with ASU 2016-01, the change in the fair value of these investments is recorded in other income in the condensed consolidated statements of operations. On adoption of ASU 2016-01, on January 1, 2018, the Company reclassified a loss of approximately $23 thousand, net of tax, from AOCI to retained earnings.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $25 million and $23 million as of March 31, 2018 and December 31, 2017, respectively.

Net Investment Income

	First Quarter
	2018	2017
	(in millions)
Income from fixed-maturity securities managed by third parties	$17	$17
Income from internally managed securities (1)	17	32
Gross investment income	34	49
Investment expenses	(1)	(1)
Net investment income	$33	$48
____________________

(1)	First Quarter 2017 includes accretion on Zohar II Notes.

Net Realized Investment Gains (Losses)

	First Quarter
	2018	2017
	(in millions)
Gross realized gains on available-for-sale securities (1)	$1	$42
Gross realized losses on available-for-sale securities	(1)	(2)
Other-than-temporary impairment (OTTI)	(1)	0
Net realized investment gains (losses)	$(1)	$40
____________________

(1)	First Quarter 2017 includes a gain on Zohar II Notes used as consideration for the MBIA UK Acquisition. See Note 2, Acquisitions.

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	First Quarter
	2018	2017
	(in millions)
Balance, beginning of period	$11	$8
Additions for credit losses on securities for which an OTTI was previously recognized	0	0
Balance, end of period	$11	$8

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2018

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	64%	$1,653	$61	$(11)	$1,703	$25	AA-
U.S. government and agencies	2	52	3	(1)	54	—	AA+
Corporate securities	7	189	1	(4)	186	0	A
Mortgage-backed securities (4):
RMBS	3	78	1	(3)	76	(1)	A+
CMBS	2	49	0	(1)	48	—	AAA
Asset-backed securities	20	519	152	0	671	85	CCC
Total fixed-maturity securities	98	2,540	218	(20)	2,738	109	A-
Short-term investments	2	50	0	—	50	—	AAA
Total investment portfolio	100%	$2,590	$218	$(20)	$2,788	$109	A-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$1,738	$90	$(2)	$1,826	$26	AA-
U.S. government and agencies	2	56	3	(1)	58	—	AA+
Corporate securities	8	226	2	(1)	227	0	A
Mortgage-backed securities (4):
RMBS	3	72	2	(2)	72	(1)	A
CMBS	2	63	1	(1)	63	—	AAA
Asset-backed securities	20	541	150	0	691	81	CCC+
Total fixed-maturity securities	98	2,696	248	(7)	2,937	106	A-
Short-term investments	2	57	0	—	57	—	AAA
Total investment portfolio	100%	$2,753	$248	$(7)	$2,994	$106	A-
___________________

(1)	Based on amortized cost.

(2)	See Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 46% of mortgage backed securities as of March 31, 2018 and 34% as of December 31, 2017 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$383	$(7)	$90	$(4)	$473	$(11)
U.S. government and agencies	0	0	17	(1)	17	(1)
Corporate securities	111	(3)	21	(1)	132	(4)
Mortgage-backed securities:
RMBS	29	(1)	34	(2)	63	(3)
CMBS	22	0	23	(1)	45	(1)
Asset-backed securities	12	0	3	0	15	0
Total	$557	$(11)	$188	$(9)	$745	$(20)
Number of securities		234		72		306
Number of securities with OTTI		10		4		14

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$67	$(1)	$93	$(1)	$160	$(2)
U.S. government and agencies	0	0	17	(1)	17	(1)
Corporate securities	68	(1)	21	0	89	(1)
Mortgage-backed securities:
RMBS	4	0	38	(2)	42	(2)
CMBS	8	0	24	(1)	32	(1)
Asset-backed securities	31	0	3	0	34	0
Total	$178	$(2)	$196	$(5)	$374	$(7)
Number of securities		79		75		154
Number of securities with OTTI		8		4		12

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2018, four securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of March 31, 2018 was $1 million. As of December 31, 2017, of the securities in an unrealized loss position for 12 months or more, four securities had unrealized losses greater than 10% of book value with an unrealized loss of $1 million. The Company had determined that the unrealized losses recorded as of March 31, 2018 and December 31, 2017 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2018 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2018

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$11	$11
Due after one year through five years	187	189
Due after five years through 10 years	463	468
Due after 10 years	1,752	1,946
Mortgage-backed securities:
RMBS	78	76
CMBS	49	48
Total	$2,540	$2,738

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted total $92 million and $110 million, as of March 31, 2018 and December 31, 2017, respectively. The investment portfolio also contains securities that are held in trust for the benefit of affiliates, in accordance with statutory and regulatory requirements in the amount of $557 million and $540 million, based on fair value as of March 31, 2018 and December 31, 2017, respectively.

No material investments of the Company were non-income producing for First Quarter 2018 and First Quarter 2017, respectively.

Externally Managed Portfolio

As of March 31, 2018 the majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments and equity method investments in affiliates). The internally managed portfolio (other than short-term investments and equity method investments in affiliates) represents approximately 25% and 24% of the investment portfolio, on a fair value basis as of March 31, 2018 and December 31, 2017, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

The unrealized gains (losses) recognized during First Quarter 2018 on equity investments held as of March 31, 2018 were $(0.1) million.

Internally Managed Portfolio
Carrying Value

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$749	$767
Other	4	5
Total	$753	$772

The Company also has an equity method investment in MAC Holdings of $220 million as of March 31, 2018 and $216 million as of December 31, 2017 . See Note 11, Investment in MAC Holdings.

Cash and Restricted Cash

The following table provides a reconciliation of the cash reported on the condensed consolidated balance sheets and the cash and restricted cash reported in the statements of cash flows.

Cash and Restricted Cash

	As of March 31, 2018	As of December 31, 2017	As of March 31, 2017	As of December 31, 2016
	(in millions)
Cash	$20	$46	$90	$68
Restricted cash (1)	0	0	0	2
Total cash and restricted cash	$20	$46	$90	$70
____________________

(1)
Amounts relate to cash held in trust accounts and are reported in other assets in the condensed consolidated balance sheets. See Note 14, Reinsurance and Other Monoline Exposures, for more information.

11.     Investment in MAC Holdings

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended March 31, 2018 and December 31, 2017. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Three Months Ended March 31, 2018	As of and for the Year Ended December 31, 2017
	(in millions)
Total assets	$823	$839
Total liabilities	264	289
Total revenues	23	121
Net income	18	82

The table below presents summarized distributions for MAC and MAC Holdings during First Quarter 2018 and 2017.

Dividends

	First Quarter
	2018	2017
	(in millions)
Dividends paid by MAC to MAC Holdings	$—	$12

12.	Insurance Company Regulatory Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2018 for AGC to distribute as ordinary dividends is approximately $133 million. On June 22, 2018, the Company paid a dividend of $24 million.

Dividends and Return of Capital

	First Quarter
	2018	2017
	(in millions)
Dividends paid by AGC to Assured Guaranty US Holdings Inc. (AGUS)	$52	$28
Repurchase of common stock by AGC from AGUS (1)	200	—
____________________

(1)
Represents repurchase of 4,441 of AGC's shares in First Quarter 2018. Pursuant to AGC's Charter, the par value of AGC's remaining shares of common stock issued and outstanding increased automatically in order to maintain AGC's total paid-in capital at $15 million.

See Note 11, Investment in MAC Holdings, for information on MAC's dividends.

13.	Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, its direct parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Effect of the 2017 Tax Cuts and Jobs Act

On December 22, 2017, the Tax Act was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances. The Company recognized a provisional amount of $42 million, which was included as a component of income tax expense from continuing operations in 2017. The Company will continue to assess its provision for income taxes as future guidance is issued. Any adjustments, if necessary, during the measurement period guidance outlined in Staff Accounting Bulletin No. 118 will be included in the statement of operations as an adjustment to income tax expense in the reporting period when such adjustments are determined.

Provision for Income Taxes

AGC and its formerly owned subsidiary, AGUK, are subject to U.S. and U.K. income tax, respectively. AGC is taxed at the U.S. corporate income tax rate of 21% in 2018. AGC was taxed at 35% and AGUK was taxed at the U.K. blended marginal corporate tax rate of 19.25% in 2017. On January 10, 2017, AGC purchased MBIA UK, a U.K. based insurance company. After the purchase, MBIA UK changed its name to AGLN and continues to file its tax returns in the U.K. as a separate entity. For additional information on the MBIA UK Acquisition, see Note 2, Acquisitions. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 1, 2017 the U.K. corporation tax rate was 20%. On June 26, 2017, AGC sold its foreign subsidiaries to Assured Guaranty Municipal Corp., see Note 1, Business and Basis of Presentation.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2018. A discrete calculation of the provision is calculated for each interim period.

Deferred and Current Tax Assets (Liabilities) (1)

	As of March 31, 2018	As of December 31, 2017
	(in millions)
Deferred tax assets (liabilities)	$63	$69
Current tax assets (liabilities)	162	168
____________________

(1)	Included in other assets or other liabilities on the condensed consolidated balance sheets.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2018	2017
	(in millions)
Expected tax provision (benefit) at statutory rates	$18	$50
Tax-exempt interest	(2)	(3)
Bargain purchase gain	—	(20)
Total provision (benefit) for income taxes	$16	$27
Effective tax rate	18.6%	19.0%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed.

Valuation Allowance

The Company has $13 million of Foreign Tax Credits (FTCs) carryovers from previous acquisitions for use against regular tax in future years. FTCs will begin to expire in 2020. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTCs will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of March 31, 2018, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2014 to present. In April 2017, the Company received a final letter from the IRS to close the audit with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $25 million in the second quarter of 2017.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.1 million for First Quarter 2018 and $0.5 million for the full year 2017. As of March 31, 2018 and December 31, 2017, the Company has accrued $0.7 million and $0.6 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of March 31, 2018 and December 31, 2017 that would affect the effective tax rate, if recognized, was $7.1 million.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Assumed and Ceded Business

The Company assumes business from affiliated and non-affiliated companies, including other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company currently separately secures its reinsurance obligations to two affiliated ceding companies, AGUK and AGE, by depositing assets in trust with a market value determined by a methodology agreed with the ceding company and accepted by the Prudential Regulation Authority.

The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the assumed business.

With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of March 31, 2018, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $17 million.

The Company has ceded business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2018	2017
	(in millions)
Premiums Written:
Direct (1)	$0	$(1)
Assumed	1	0
Ceded	(1)	0
Net	$0	$(1)
Premiums Earned:
Direct	$52	$78
Assumed	6	6
Ceded	(17)	(19)
Net	$41	$65
Loss and LAE:
Direct	$2	$(10)
Assumed	6	1
Ceded	(7)	87
Net	$1	$78
____________________
(1)    Negative direct premiums written were due to changes in terms.

Exposure to Reinsurers and Other Monolines (1)

	As of March 31, 2018		As of December 31, 2017
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Due (To) From:
Assumed premium, net of commissions	$28	$3	$27	$3
Ceded premium, net of commissions	(55)	0	(56)	0
Assumed loss paid	0	(1)	(1)	0
Ceded loss paid	(12)	0	(21)	0
Assumed expected loss to be paid	(41)	(2)	(42)	(1)
Ceded expected loss to be paid	199	—	199	—
Outstanding Exposure:
Ceded par outstanding (2)	24,554	74	26,715	75
Assumed par outstanding	3,693	2,011	4,486	2,108
Second-to-pay insured par outstanding (3)	1	1,557	1	1,616
____________________

(1)
There was no collateral posted by third party reinsurers as of March 31, 2018 and December 31, 2017. The total collateral posted by affiliated reinsurers was $283 million and $288 million as of March 31, 2018 and December 31, 2017, respectively.

(2)	Of the total par ceded to unrated or BIG rated reinsurers, none is rated BIG as of both March 31, 2018 and December 31, 2017.

(3)
The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $93 million and $104 million as of March 31, 2018 and December 31, 2017, respectively. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monoline financial guaranty insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

Reinsurance of Syncora Guarantee Inc.’s Insured Portfolio

On June 1, 2018, AGC entered into an agreement with Syncora Guarantee Inc. (SGI) to reinsure, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio. The transaction also includes the commutation of a book of business ceded to SGI by AGM. The transaction totaled approximately $13 billion in net par amount. As consideration for the transaction, at closing, SGI paid $360 million and assigned installment premiums to Assured Guaranty. The reinsured portfolio consists predominantly of public finance and infrastructure obligations that meet AGC’s new business underwriting criteria. Additionally, on behalf of SGI, AGC will provide certain administrative services on the assumed portfolio, including surveillance, risk management, and claims processing.

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility replaces a similar $400 million aggregate excess of loss reinsurance facility, of which $360 million was placed with unaffiliated reinsurers, that AGC, AGM and MAC had entered into effective January 1, 2016 and which terminated on December 31, 2017. The new facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated non-investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed

$0.8 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurer their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGC paid approximately $0.3 million) in 2018 for the term January 1, 2018 through December 31, 2018 and deposited approximately $3.2 million in cash into a trust account (of which AGC deposited approximately $0.3 million) for the benefit of the reinsurer to be used to pay the premiums for 2019. The main differences between the new facility and the prior facility that terminated on December 31, 2017 are the reinsurance attachment point ($0.8 billion versus $1.25 billion), the total reinsurance coverage ($180 million part of $400 million versus $360 million part of $400 million) and the annual premium ($3.2 million versus $9 million).

15.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the U.S. District Court for the District of Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. See "Recovery Litigation" section of Note 5, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company also receives subpoenas duces tecum and interrogatories from regulators from time to time.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. Oral argument on AGFP's motion took place on July 21, 2016. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

16.	Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 3.5% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration (MIA). AGC has paid all scheduled due and accrued interest on the surplus note since issuance.

Committed Capital Securities

AGC has entered into put agreements with four separate custodial trusts allowing AGC to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each of the custodial trusts was created for the primary purpose of issuing $50 million face amount of CCS, investing the proceeds in high-quality assets and entering into put options with AGC. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGC access to new equity capital at its sole discretion through the exercise of the put options. Upon AGC's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGC preferred stock. AGC may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGC continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2008, the amounts paid on the CCS were established through an auction process. All of those auctions failed in 2008, and the rates paid on the CCS increased to their respective maximums. The annualized rate on the AGC CCS is one-month LIBOR plus 250 basis points.

See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

17.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIE Liabilities with Recourse	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2017	$124	$84	$—	$208
Effect of adoption of ASU 2016-01 (see Note 1)	0	—	(5)	(5)
Other comprehensive income (loss) before reclassifications	(41)	2	(1)	(40)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	1	—	1
Fair value gains (losses) on FG VIEs	—	—	1	1
Total before tax	0	1	1	2
Tax (provision) benefit	0	0	0	0
Total amount reclassified from AOCI, net of tax	0	1	1	2
Net current period other comprehensive income (loss)	(41)	3	0	(38)
Balance, March 31, 2018	$83	$87	$(5)	$165

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2017

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$76	$26	$(37)	$65
Other comprehensive income (loss) before reclassifications	25	33	2	60
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(41)	1	—	(40)
Net investment income	(26)	—	—	(26)
Total before tax	(67)	1	—	(66)
Tax (provision) benefit	23	0	—	23
Total amount reclassified from AOCI, net of tax	(44)	1	—	(43)
Net current period other comprehensive income (loss)	(19)	34	2	17
Balance, March 31, 2017	$57	$60	$(35)	$82

18.	Subsequent Events

Subsequent events have been considered through June 25, 2018, the date on which these financial statements were issued.